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                                                                    EXHIBIT 21.1


                            LIST OF SUBSIDIARIES OF
                       FRIEDE GOLDMAN INTERNATIONAL INC.


First Tier
----------

World Rig Leasing Company
Friede Goldman Offshore, Inc.
Friede Goldman Canada Inc.
Friede & Goldman, Ltd.
HAM Marine, Inc.
Friede Goldman France SAS

Second Tier under Friede Goldman Canada Inc.
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Friede Goldman Newfoundland Limited

Second Tier under Friede Goldman France SAS
-------------------------------------------

Archere, S.A.

Third Tier under Achere, S.A.
-----------------------------

France Marine S.A.

Fourth Tier under France Marine S.A.
------------------------------------


Brissoneau & Lotz Marine S.A.
Brissoneau & Lotz Marine Offshore, S.A.
BOPP S.A.
Kerdranvant S.A.R.L.